MEDIA CONTACT: Donna Weaver, VP Corp. Comm.,212.329.8072, or donna.weaver@kellwood.com.	FINANCIAL CONTACT: Roger D. Joseph, VP Treasurer & IR, 314.576.3437, or roger_joseph@kellwood.com. W. Lee Capps III, Chief Operating Officer & CFO, 314.576.3486, or wlc@kellwood.com.

KELLWOOD REPORTS IMPROVED RESULTS FOR SECOND QUARTER

UPDATES GUIDANCE FOR FISCAL YEAR 2006

REGULAR QUARTERLY DIVIDEND DECLARED

ST. LOUIS, MO., August 31, 2006 – Kellwood Company [NYSE:KWD] today reported results for the second quarter and first six months ended July 29, 2006, according to Robert C. Skinner, Jr., chairman, president and chief executive officer.

Second Quarter

Net sales for the second quarter totaled $474.5 million, as compared to $488.2 million last year. Net earnings from continuing operations for the second quarter were $7.5 million, or $0.29 per diluted share, versus a net loss of $6.9 million, or $0.25 per diluted share, last year. Included in net earnings from continuing operations for the current quarter were restructuring and related non-recurring costs of $1.6 million (after tax), or $0.06 per diluted share associated with the Company’s previously announced strategic restructuring initiatives.

Total net earnings for the second quarter were $7.2 million, or $0.28 per diluted share, versus a net loss of $78.9 million, or $2.84 per diluted share, last year. Included in total net earnings for the second quarter was a net loss from discontinued operations of $0.3 million, or $0.01 per diluted share, versus a net loss of $72.0 million, or $2.59 per diluted share, last year.

For the second quarter, on an ongoing basis (continuing operations excluding the restructuring and related non-recurring charges), net sales were $474.5 as compared to $488.2 million last year. Net earnings were $9.1 million, or $0.35 per diluted share, compared to $6.0 million, or $0.22 per share last year and exceeded our earlier guidance of $8.0 million, or $0.30 per share. Included in the net earnings for the current quarter was $0.5 million before tax, $0.3 million after tax, or $0.01 per diluted share, of stock option expense related to the adoption of FAS 123R “Share-Based Payment”, a new accounting pronouncement requiring the expensing of stock-based compensation.

Net earnings and earnings per share on an ongoing basis exceeded last year in spite of lower sales, due to an increase in gross profit as a percent of sales, tighter expense control, and higher interest income. By segment, on an ongoing basis, women’s sportswear sales were down 4% and men’s and other soft goods were flat with last year. The decrease in sales of women’s sportswear was due principally to cutbacks in Spring/Summer open-to-buy for some of the Company’s legacy brands. The Company has identified and is implementing initiatives to revitalize these brands with these efforts expected to result in better profitability during the second half of the fiscal year.

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PAGE TWO

Second quarter gross profit as a percentage of sales exceeded last year due to a reduction in the need to liquidate surplus inventory. Interest income exceeded last year due to higher short term interest rates and a $110.8 million increase in cash resulting from the successful execution of Kellwood’s restructuring plan and the continued improvement in the management of working capital.

Mr. Skinner stated, “Our second quarter results were in line with our earlier guidance for sales and operating earnings. We achieved better performance compared to last year from several of our brands including Calvin Klein Women’s Better Sportswear, KoretPURVI1REG;, Baby PhatPURVI1REG; by Kimora Lee Simmons, and GerberPURVI1REG;. We continue to believe that the new team and business processes we put in place last Fall will result in improved product performance at retail this Fall and beyond. As we begin the Fall 06 retail season, we are pleased that our inventory levels at retail and at wholesale look to be at reasonable levels.”

First Six Months

Net sales for the first six months totaled $991.3 million, as compared to $1,041.7 million last year. Net earnings from continuing operations for the first six months were $9.7 million, or $0.38 per diluted share, versus $8.2 million, or $0.29 per diluted share, last year. Included in net earnings from continuing operations for the current six-month period were restructuring and related non-recurring costs of $4.4 million (after tax), or $0.17 per diluted share associated with the Company’s previously announced strategic restructuring initiatives.

Total net earnings for the first six months were $16.4 million, or $0.63 per diluted share, versus a net loss of $67.1 million, or $2.40 per diluted share, last year. Included in total net earnings for the first six months were net earnings from discontinued operations of $6.6 million, or $0.26 per diluted share, versus a net loss of $75.3 million, or $2.69 per diluted share, last year. Results of discontinued operations in the first six months include a $6.3 million reversal of an allowance for tax exposures no longer deemed necessary.

For the first six months, on an ongoing basis, (continuing operations excluding the restructuring and related non-recurring charges), net sales were $991.3 as compared to $1,041.8 million last year. Net earnings were $14.2 million, or $0.55 per diluted share, compared to $21.1 million, or $0.76 per share last year. Included in the net earnings for the current six-month period is $3.4 million before tax, $2.1 million after tax, or $0.08 per diluted share, of stock option expense related to the adoption of FAS 123R “Share Based Payment”.

Net earnings and earnings per share on an ongoing basis for the first six months were below last year due to lower sales and a 70 basis point drop in gross profit as a percent of sales. The Company was effective in controlling SG&A expenses which were reduced from the prior year. In addition, interest income rose as compared to the first six months. Sales for the current six-month period were lower, as anticipated, due to consolidations at retail and a decrease in orders for certain legacy brands. Gross margins for the current six-month period were below last year due to actions taken earlier this year to move seasonal inventory and enhance the quality and fashion level of our products. The Company was successful in reducing the cost of liquidating surplus inventory.

Balance Sheet

Kellwood ended the quarter with considerable liquidity and a strong financial position. Inventory totaled $240 million, or 55 days supply, a reduction of $16 million from $256 million, or 54 days supply at the end of the second quarter of fiscal year 2005. Total debt increased $42 million to $512 million versus $470 million last year due to borrowings by our Asian operations.

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PAGE THREE

Quarterly Dividend

The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable September 22, 2006 to shareholders of record September 11, 2006.

Guidance

Mr. Skinner, stated, “As we begin the second half of the year, we remain confident with the execution of our plans for improved performance of the Calvin Klein Women’s Better Sportswear, Sag Harbor®, and O Oscar brands, which will continue into 2007 and beyond. We are very pleased with the response from the retailers to the new Calvin Klein line and our order position for Fall delivery. Retailers are very supportive of the actions that we have taken in Sag Harbor to modernize our product and aggressively market the brand via our new Christie Brinkley association. However, there is a desire on their part to see Fall sell through at retail of Sag Harbor before committing significant increases in their open-to-buy. As a result, while maintaining our earnings per share guidance of $1.75 which includes higher operating profit margins and levels of interest income, our operating earnings are now expected to be below our earlier guidance due to lower sales”.

Third Quarter

For the third quarter of fiscal 2006, the Company expects net sales of approximately $520 million, as compared to actual sales from ongoing operations of $549 million in the third quarter of last year. Sales of women’s sportswear are expected to be lower than last year while sales of men’s sportswear and other soft goods are anticipated to be higher.

Operating earnings (gross profit less selling, general & administrative expense before amortization of intangible assets and expensing stock options) from ongoing operations in the third quarter are forecasted to be in the range of $33 million, or flat with last year. Net earnings from ongoing operations in the third quarter of fiscal 2006 are estimated to be approximately $18.0 million, or $0.69 per diluted share, inclusive of $0.5 million before tax, $0.3 million after tax, or $0.01 per diluted share of stock option expense. This compares to net earnings from ongoing operations of $17.1 million, or $0.64 per share, in the third quarter of 2005.

Total Year

For the fiscal 2006 year, the Company expects net sales to be in the range of $1.970 billion. This compares to actual sales from ongoing operations of $2.065 billion in fiscal 2005.

On an ongoing basis, net earnings for fiscal 2006 continue to be estimated in the range of $45 million, consistent with fiscal 2005 net earnings from ongoing operations of $45.6 million. Also on an ongoing basis, fiscal 2006 diluted earnings per share continue to be estimated at approximately $1.75 per diluted share, which compares to actual earnings per diluted share of $1.68 in fiscal 2005. The Company is forecasting operating earnings (gross profit less selling, general & administrative expense before amortization of intangible assets and expensing stock options) from ongoing operations in the range of $95.0 million versus $99.7 million last year. The Company expects to achieve higher levels of interest income due to increased cash balances and higher short-term investment rates than originally anticipated. The Company’s fiscal 2006 forecast includes $4.3 million before tax, $2.8 million after tax, or $0.11 per diluted share of stock option expense related to the adoption of FAS 123R “Share-Based Payment”.

Conference Call Information

The Company will conduct a conference call, tomorrow, Friday, September 1, 2006 at 9:00 a.m. CT. If you wish to participate, you may do so by dialing 800-811-8824 or 913-981-4903 (toll/international). This call will be webcast to the general public and can be accessed via Kellwood’s website at www.kellwood.com.

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Kellwood (NYSE:KWD), a $2 billion marketer of apparel and consumer soft goods, specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "will", "estimate", "project", "forecast", "planned", "should", "anticipate" and similar expressions may identify forward-looking statements. These forward-looking statements represent the Company's expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. These risks include, without limitation: intense competition in the apparel industry on many fronts; failing to continually anticipate fashion trends and consumer tastes; uncertainties regarding consumer confidence and spending patterns; concentration of our customers; consolidation and change in the retail industry; loss of key personnel; impact of the extent of foreign sourcing and manufacturing; continued value of licensed brands; ability to generate sufficient sales to offset the minimum royalty payments we must pay with respect to these products; inability to protect our intellectual property rights; fluctuations in the price, availability and quality of raw materials; reliance on independent manufacturers and availability of suitable acquisition candidates and integrating them into our existing business. These risks are more fully described in the Company's periodic filings with the SEC. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statements.

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PAGE FIVE

KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share data)

Three Months Ended		Six Months Ended
7/30/2005	7/29/2006	7/30/2005	7/29/2006

Net sales by segment:

Women’s Sportswear	$285,786	$273,991	$623,289	$578,419
Men’s Sportswear	119,069	116,859	248,054	250,225
Other Soft Goods	83,341	83,641	170,400	162,700
Total net sales	488,196	474,491	1,041,743	991,344

Costs and expenses:

Cost of products sold	388,764	374,930	818,978	786,504

Selling, general and

administrative expenses	82,247	79,179	174,118	168,394
Stock option expense	-	468	-	3,409
Amortization of intangible assets	2,789	2,582	5,570	5,064
Impairment, restructuring and related
non-recurring charges	37,027	2,510	37,027	6,916
Interest expense, net	5,911	3,774	12,545	7,865
Other (income) and expense, net	(332)	(175)	(508)	(1,342)
(Loss) earnings before income taxes	(28,210)	11,223	(5,987)	14,534

Income taxes	(21,290)	3,741	(14,178)	4,819

Net (loss) earnings from

continuing operations	(6,920)	7,482	8,191	9,715

Net (loss) earnings from

discontinued operations	(72,013)	(316)	(75,305)	6,644

Net (loss) earnings	$(78,933)	$7,166	$(67,114)	$16,359

Weighted average shares outstanding:

Basic	27,812	25,700	27,785	25,661

Diluted	27,812	25,842	27,943	25,814

(Loss) earnings per share:

Basic:
Continuing operations	$(0.25)	$0.29	$0.29	$0.38
Discontinued operations	(2.59)	(0.01)	(2.71)	0.26
Net (loss) earnings	$(2.84)	$0.28	(2.42)	0.64

Diluted:
Continuing operations	$(0.25)	$0.29	$0.29	$0.38
Discontinued operations	(2.59)	(0.01)	(2.69)	0.26
Net (loss) earnings	$(2.84)	$0.28	$(2.40)	$0.63

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KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Amounts in thousands)

At
7/30/2005	7/29/2006

ASSETS

Current assets:
Cash and cash equivalents	$292,783	$403,578
Receivables, net	327,458	312,449
Inventories	255,727	239,673
Current deferred taxes and prepaid expenses	69,765	50,535
Current assets of discontinued operations	78,793	1,926
Total current assets	1,024,526	1,008,161

Property, plant and equipment, net	80,233	76,175
Intangible assets, net	165,141	154,963
Goodwill	195,341	203,882
Other assets	28,292	24,337
Long-term assets of discontinued operations	3,604	1,292
Total assets	$1,497,137	$1,468,810

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Notes payable and current portion of long-term debt	$33	$22,184
Accounts payable	172,591	190,781
Accrued salaries and employee benefits	31,962	32,291
Other accrued expenses	72,800	43,930
Current liabilities of discontinued operations	29,707	13,704
Total current liabilities	307,093	302,890

Long-term debt	469,729	489,328
Deferred income taxes and other	78,469	55,447
Stockholders' equity	641,846	621,145
Total liabilities and stockholders’ equity	$1,497,137	$1,468,810

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PAGE SEVEN

KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(Amounts in thousands)

Six Months Ended
7/30/2005	7/29/2006

OPERATING ACTIVITIES

Net (loss) earnings	$(67,114)	$16,359

Add/(deduct) items not affecting operating cash flows:

Depreciation and amortization	21,301	17,938
Stock-based compensation expense	-	3,409
Deferred income taxes and other	(7,166)	1,235
Incremental tax benefits from stock options exercised	-	(234)
Non-cash adjustments related to impairment,
restructuring and related non-recurring charges	93,350	4,264

Changes in working capital components:

Receivables, net	1,172	9,493
Inventories	17,696	(30,257)
Prepaid expenses	(1,978)	(5,160)
Accounts payable and accrued expenses	(5,621)	263
Payment of liabilities associated with the
2005 Restructuring Plan	-	(18,884)
Current deferred and accrued income taxes	5,050	(6,736)
Net cash provided by (used in) operating activities	56,690	(8,310)

INVESTING ACTIVITIES

Additions to property, plant and equipment	(10,762)	(9,785)
Acquisitions (additional cash purchase consideration)	(12,178)	(8,541)
Receipts for note receivable	2,063	1,375
Dispositions of fixed assets	1,325	229
Net cash used in investing activities	(19,552)	(16,722)

FINANCING ACTIVITIES

Borrowings of notes payable	-	53,084
Payments of notes payable	-	(50,021)
Dividends paid	(8,895)	(8,217)
Stock purchases under Stock Repurchase Program	-	(5,006)
Stock transactions under incentive plans	3,531	5,711
Incremental tax benefits from stock options exercised	-	234
Net cash used in financing activities	(5,364)	(4,215)
Net change in cash and cash equivalents	31,774	(29,247)
Cash and cash equivalents, beginning of period	261,009	432,825
Cash and cash equivalents, end of period	$292,783	$403,578

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PAGE EIGHT

Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted earnings and earnings per share information for its second and third quarters and first half and full year fiscal 2005 results, its second quarter and first half actual results and third quarter and full year 2006 guidance in this release, in addition to providing financial results in accordance with GAAP. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding items that the Company believes are not indicative of the Company’s core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. (Amounts in thousands, except per share data.)

Second Quarter:

Detailed Results for FY 2006

		2006
		Discontinued		Ongoing
Total		Restructuring	Operations	Operations
Net sales	$474,491	$-	$-	$474,491
Cost of products sold	374,930	-	-	374,930
Selling, general and administrative expenses	79,179	-	-	79,179
Stock option expense	468	-	-	468
Amortization of intangible assets	2,582	-	-	2,582

Impairment, restructuring and related

non-recurring charges	2,510	2,510	-	-
Interest expense, net	3,774	-	-	3,774
Other (income) and expense, net	(175)	-	-	(175)
Earnings (loss) before income taxes	11,223	(2,510)	-	13,733
Income taxes	3,741	(928)	-	4,669
Net (loss) earnings continuing operations	7,482	(1,582)	-	9,064
Net earnings (loss) discontinued operations	(316)	(645)	329	-
Net (loss) earnings	$7,166	$(2,227)	$329	$9,064

Diluted EPS:

Continuing Operations	$0.29	$(0.06)	$-	$0.35
Discontinued Operations	(0.01)	(0.02)	0.01	-
Net earnings (loss)	$0.28	$(0.09)	$0.01	$0.35

Detailed Results for FY 2005

2005
Discontinued	Ongoing
Total	Repatriation	Restructuring	Operations	Operations
Net sales	$488,196	$-	$(50)	$-	$488,246
Cost of products sold	388,764	-	-	-	388,764
Selling, general and administrative expenses	82,247	-	-	-	82,247
Stock option expense	-	-	-	-	-
Amortization of intangible assets	2,789	-	-	-	2,789

Impairment, restructuring and related

non-recurring charges	37,027	-	37,027	-	-
Interest expense, net	5,911	-	-	-	5,911
Other (income) and expense, net	(332)	-	-	-	(332)
(Loss) earnings before income taxes	(28,210)	-	(37,077)	-	8,867
Income taxes	(21,290)	(13,000)	(11,127)	-	2,837
Net (loss) earnings continuing operations	(6,920)	13,000	(25,950)	-	6,030
Net (loss) earnings discontinued operations	(72,013)	-	(67,400)	(4,613)	-
Net (loss) earnings	$(78,933)	$13,000	$(93,350)	$(4,613)	$6,030

Diluted EPS:

Continuing Operations	$(0.25)	$0.47	$(0.93)	$-	$0.22
Discontinued Operations	(2.59)	-	(2.42)	(0.17)	-
Net (loss) earnings	$(2.84)	$0.47	$(3.36)	$(0.17)	$0.22

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PAGE NINE

First Half:

Detailed Results for FY 2006

2006
	Discontinued	Ongoing

Total      Restructuring OperationsOperations

Net sales	$991,344	$-	$-	$991,344
Cost of products sold	786,504	-	-	786,504
Selling, general and administrative expenses	168,394	-	-	168,394
Stock option expense	3,409	-	-	3,409
Amortization of intangible assets	5,064	-	-	5,064

Impairment, restructuring and related

non-recurring charges	6,916	6,916	-	-
Interest expense, net	7,865	-	-	7,865
Other (income) and expense, net	(1,342)	-	-	(1,342)
Earnings (loss) before income taxes	14,534	(6,916)	-	21,450
Income taxes	4,819	(2,474)	-	7,293
Net earnings (loss) continuing operations	9,715	(4,442)	-	14,157
Net earnings (loss) discontinued operations	6,644	178	6,466	-
Net earnings (loss)	$16,359	$(4,264)	$6,466	$14,157

Diluted EPS:

Continuing Operations	$0.38	$(0.17)	$-	$0.55
Discontinued Operations	0.26	0.01	0.25	-
Net earnings (loss)	$0.63	$(0.17)	$0.25	$0.55

Detailed Results for FY 2005

		2005
				Discontinued	Ongoing
	Total	Repatriation	Restructuring	Operations	Operations
Net sales	$1,041,743	$-	$(50)	$-	$1,041,793
Cost of products sold	818,978	-	-	-	818,978
Selling, general and administrative expenses	174,118	-	-	-	174,118
Stock option expense	-	-	-	-	-
Amortization of intangible assets	5,570	-	-	-	5,570

Impairment, restructuring and related

non-recurring charges	37,027	-	37,027	-	-
Interest expense, net	12,545	-	-	-	12,545
Other (income) and expense, net	(508)	-	-	-	(508)
(Loss) earnings before income taxes	(5,987)	-	(37,077)	-	31,090
Income taxes	(14,178)	(13,000)	(11,127)	-	9,949
Net earnings (loss) continuing operations	8,191	13,000	(25,950)	-	21,141
Net (loss) earnings discontinued operations	(75,305)	-	(67,400)	(7,905)	-
Net (loss) earnings	$(67,114)	$13,000	$(93,350)	$(7,905)	$21,141

Diluted EPS:

Continuing Operations	$0.29	$0.47	$(0.93)	$-	$0.76
Discontinued Operations	(2.69)	-	(2.41)	(0.28)	-
Net earnings (loss)	$(2.40)	$0.47	$(3.34)	$(0.28)	$0.76

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PAGE TEN

The following tables summarize net sales, operating earnings, net earnings and diluted earnings per share from Kellwood’s ongoing operations, the non-recurring charges, amortization of intangible assets, stock option expense and repatriation tax benefit included in continuing operations (amounts in thousands, except per share data). See the last page of the release for footnotes (1) and (2) to the tables.

Second Quarter:

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PAGE ELEVEN

First Half:

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PAGE TWELVE

Third Quarter:

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PAGE THIRTEEN

Fiscal Year:

(1) Operating earnings for the ongoing operations is a non-GAAP measure that differs from GAAP operating earnings in that it excludes restructuring, stock option expense and amortization of intangible assets. Operating earnings for the ongoing operations should not be considered as an alternative to GAAP operating earnings. Operating earnings before restructuring, stock option expense and amortization is the primary measure used by management to evaluate the Company’s performance, as well as the performance of the Company’s divisions and segments. Management believes the comparison of operating earnings before restructuring, stock option expense and amortization between periods is useful in showing the interaction of charges in sales, gross profit and selling, general and administrative expenses. Operating earnings before restructuring, stock option expense and amortization may not be comparable to any similarly titled measure used by another company.

(2) Stock option expense and amortization of intangible assets is not included in operating earnings for the ongoing operations; however, it is included in net earnings for these operations. See footnote (1) for further discussions of the presentation of operating earnings for the ongoing operations.

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